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Exhibit 10.8

MEDICAL BENEFIT DISTRIBUTION AGREEMENT

        This MEDICAL BENEFIT DISTRIBUTION AGREEMENT (this "Agreement") is made as of the 1st day of October, 2003 (the "Effective Date"), by and between Becton, Dickinson and Company, a New Jersey corporation with its principal office at 1 Becton Drive, Franklin Lakes, New Jersey 07417 ("BD"), and United States Pharmaceutical Group, LLC, d/b/a NationsHealth, a Delaware limited liability company with its principal office at 13650 NW 8th Street, Suite #109, Sunrise, FL 33325 ("Distributor"). BD and Distributor are sometimes referred to herein each as a "Party" and collectively as the "Parties".

W I T N E S S E T H:

        A.    BD is engaged in the business of manufacturing, selling and distributing diabetes healthcare products and ancillary supplies.

        B.    BD and Distributor desire to enter into this Agreement whereby BD will supply diabetes healthcare products and ancillary supplies to Distributor, and Distributor will market, distribute and sell such products in accordance with the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

1.     Definitions

        The following capitalized terms when used in this Agreement have the meaning set forth in this Section 1:

  "Affiliate" means any Person that controls, is controlled by, or is under common control with, a Party. For purposes of this definition, "control" means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

  "Agreement" has the meaning set forth in the preamble.

  "Allowance" means the percentage discount for the Products set forth in Exhibit B-1 attached hereto.

  "Audit Trail Documentation" has the meaning set forth in Section 5.7.

  "Base Nationwide Average Fee for Blood Glucose Strips" shall be [Confidential Information—Intentionally Left Blank] as calculated in Exhibit E, and shall mean the Nationwide Average Fee for Blood Glucose Strips calculated using the Base DMEPOS Fee Schedule issued by CMS on August 28, 2003.

  "BD" has the meaning set forth in the preamble.

  "BD Control Solution" means the BD control solution used in connection with BD Strips.

  "BD Meters" shall mean the BD Logic™ Blood Glucose Monitor and BD Latitude™ Diabetes Management System, as set forth in Exhibit A, (each of which shall include a battery).

  "BD Strips" shall mean BD Test Strips™ 50's, as set forth in Exhibit A.

  "Change of Control" with respect to a Party shall be deemed to have taken place if (a) a third party, including a "group" as defined in section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of shares having fifty percent (50%) or more of the total number of votes that may be cast for the election of directors of such Party, or (b) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), (i) the persons who were directors of such Party before the Transaction shall cease to constitute a majority of the Board of Directors of such Party or any successor to such party, or (ii) there is the sale, exchange of other disposition of all or substantially all of such Party's assets to a third party, or (iii) there is a material change in the possession, directly or indirectly, of power to direct, or cause a change in the direction of, the management and policies of such Party.

  "CMS" shall mean the Center for Medicare and Medicaid Services.

  "Confidential Information" means any and all information disclosed, directly or indirectly, by the Parties to each other, whether in writing, orally, visually, electronically or in any other form or format pursuant to and during the term of this Agreement, except any information: (a) that the Receiving Party can reasonably demonstrate by written records was previously known to it or was independently developed by it; or (b) that is now, or becomes in the future, public knowledge other than through acts or omissions of the Receiving Party; or (c) that is obtained by the Receiving Party from sources independent of the Disclosing Party without knowledge of the Receiving Party that such information was subject to a valid obligation of confidentiality; or (d) that is required by law, regulation or an order of competent regulatory authority to be disclosed, provided that the Receiving Party provides the Disclosing Party reasonable notice of any such requirement or request and the opportunity, in advance, to resist such disclosure, and provided further, that such disclosure is specifically limited in scope to the minimum level required.

  "Contract Year" means each twelve (12) month period during the term of this Agreement that begins on the first day of the month during which the Effective Date falls and ends on the last day of the month preceding the month during which the Effective Date falls, except in the last year of the Agreement in which case the Contract Year shall end on the date this Agreement expires or is terminated.

  "Customer Complaint" means any written, oral or electronic expression of dissatisfaction relative to the identity, quality, durability, reliability, safety, effectiveness or performance of a product including, but not limited to, actual or suspected product tampering, contamination, mislabeling, or wrong components, whether received from Distributor, a patient or otherwise.

  "Disclosing Party" has the meaning set forth in Section 13.1.

  "Distributor" has the meaning set forth in the preamble.

  "DMEPOS Fee Schedule" shall mean the Durable Medical Equipment, Prosthetics/Orthotics, and Supplies Fee Schedule for blood glucose/reagents strips 50's having an HCPCS code of A4253, as issued by CMS on a quarterly basis via a Public Use File ("PUF") accessible on the CMS website.

  "Effective Date" has the meaning set forth in the preamble.

  "Eligible Patients" means persons who obtain Products (i) as part of their Medical Benefit provided by a Third Party and (ii) with a co-payment or coinsurance payment of no more than 50% of the retail price of the Product.

  "Free Goods" has the meaning set forth in Section 2.3.

  "Ineligible Products" has the meaning set forth in Section 3.1(b).

  "Managed Care Organization" or "MCO" means a third party insurer that provides a Medical Benefit to Eligible Patients and is at financial risk for the majority of the cost of a Product. MCOs shall include, without limitation, health maintenance organizations (HMOs) (network, IPA, group and staff models), and preferred provider arrangements (PPOs).

  "Medical Benefit" means a healthcare benefit of a patient's healthcare insurance, other than a Pharmacy Benefit, that enables a patient who may have a co-payment to obtain diabetes products and diabetes ancillary supplies and the Third Party is at financial risk for the majority of the cost of the benefit for which claims for reimbursement are submitted via mail channel, on a CMS form 1500 or electronically using the X12837 format, or are submitted on or through another form or format acceptable to the Third Party.

  "Nationwide Average Fee for Blood Glucose Strips" shall be calculated by proportionately weighting the reimbursement applicable in the District of Columbia and each of the fifty states for blood glucose/reagent strips 50's having a HCPCS code of A4253 per the latest DMEPOS Fee Schedule based on the State's Population as a percentage of the Population of the United States of America; provided that where, at the time of such calculation, the Medicare reimbursement methodology for blood glucose strips is changed due to competitive bidding or other location-specific initiative solely on a statewide basis, that state's DMEPOS Fee Schedule amount and State Population shall be excluded from the Population of the United States of America and the calculation of the Nationwide Average Fee for Blood Glucose Strips."

  "Own Use" means the Product has been dispensed to and used by Eligible Patients in connection with this Agreement only for such Eligible Patient's own use. "Own Use" expressly excludes the dispensing of Products to any person who is not an Eligible Member and to any Person for resale purposes.

  "Party" or "Parties" has the meaning set forth in the preamble.

  "Person" means any individual, partnership, association, joint stock company, joint venture, limited liability company, corporation, trust, unincorporated organization, other entity or government or agency or political subdivision, economic unit or entity thereof.

  "Pharmacy Benefit" means a drug benefit of a patient's healthcare insurance under which patients can obtain diabetes products and diabetes ancillary supplies for a co-payment and the Third Party providing coverage is at financial risk for the majority of the cost of the benefit and for which a claim for reimbursement is submitted via retail and/or mail pharmacy channels (e.g., using NCPDP standards) as a drug benefit claim and not under the patient's Medical Benefit.

  "Population of the United States of America" shall mean the July 1, 2002 Population Estimate of the fifty (50) states and the District of Columbia for the sixty-five (65) and older age group as issued by the United States Census Bureau and included hereto as part of Exhibit E. Other United States territories, including but not limited to, the United States Virgin Islands, Puerto Rico and Guam, are expressly excluded.

  "Products" means the BD diabetes healthcare products and ancillary supplies that are listed on Exhibit A attached hereto.

  "Products Price Adjustment" has the meaning set forth in Section 5.8.

  "Qualified Plan Sponsors" means third party insurers, self—insured employer groups, MCOs, and other payors each of which is listed on Exhibit C attached hereto.

  "Recall", also known as a removal, means a corrective action that involves recovering a product from the customer, for destruction or correction, or requesting customers to destroy a product.

  "Receiving Party" has the meaning set forth in Section 13.1.

  "State Population" shall mean the July 1, 2002 Population Estimate of the sixty-five (65) and older age group for each individual state and the District of Columbia (the District of Columbia shall be considered a state under this definition) as issued by the United States Census Bureau and attached hereto as part of Exhibit E.

  "Tail Period" has the meaning set forth in Section 5.1(b).

  "Term" has the meaning set forth in Section 12.1.

  "Third Party" means Title XVIII (Medicare) and Title XIX (Medicaid) federal entitlement programs and Qualified Plan Sponsors that provide a Medical Benefit to Eligible Patients and are at financial risk for the majority of the cost of a Product.

  "Trademarks" has the meaning assigned in Section 6.2.

  "UCC" means the Uniform Commercial Code as adopted by the State of New York and in effect as of the Effective Date.

  "Wholesale Price" means BD's wholesale price of the Products, as may be changed by BD at its sole discretion from time to time.

2.     Products and Appointment

        2.1    Products.

          (a)   BD shall supply Distributor and Distributor shall purchase from BD the Products listed on Exhibit A attached hereto in accordance with the terms and conditions of this Agreement. BD shall have the right, in its sole discretion, to add new Products to, or delete or replace any Product listed on, Exhibit A, subject to the provisions of this Section 2.1(a). If new Products are added to Exhibit A, the Parties shall mutually agree upon the Allowance for such new Products. BD may only delete a Product from Exhibit A should it no longer offer such Product for sale in the market place. If any Product is deleted from Exhibit A, BD shall no longer be obligated to supply such deleted Product to Distributor; provided, however, if BD deletes BD Test Strips 50's, BD Control Solution .4ml, or any BD Meter per Exhibit A, BD shall be obligated to supply a replacement product to replace such deleted Product: (i) that is of comparable or better quality than the deleted Product; (ii) that is intended for the same use and purpose as the deleted Product; and (iii) on the same pricing terms and other terms under this Agreement as were applicable to the deleted Product. Additionally, if BD Test Strips 50's are replaced with a replacement product, such replacement product must continue to work in tandem with the BD Control Solution .4ml and the BD Meters, or BD shall be required to replace the BD Control Solution .4ml and the BD Meters with replacement products (consistent with items (i), (ii) and (iii) above) that work in tandem with the replacement BD test strips. If BD blood glucose monitors other than a BD Meter are required by a patient in order to use replacement BD test strips, then BD shall supply to Distributor, free of charge, the number of replacement blood glucose monitors equal to the number of Distributor's existing patients using BD Strips at the time BD replaces such BD Strips with a replacement product. Furthermore, if a BD Meter is replaced with a replacement product, such replacement product must continue to work in tandem with the BD Control Solution .4ml and the BD Strips, or BD shall be required to replace the BD Control Solution .4ml and the BD Strips with replacement products (consistent with items (i), (ii) and (iii) above) that work in tandem with the replacement blood glucose monitor. Accordingly, if BD Control Solution .4ml is replaced with a replacement product, such replacement product must continue to work in tandem with the BD Strips and the BD Meters, or BD shall be required to replace the BD Strips and the BD Meters with replacement products (consistent with items (i), (ii) and (iii) above) that work in tandem with the replacement BD control solution. Notwithstanding the foregoing, if BD completely ceases providing blood glucose strips and/or monitors to all purchasers in the marketplace, then this

  Agreement shall automatically terminate and there shall be no Tail Period. Furthermore, notwithstanding any of the foregoing, if BD Test Strips 50's are replaced with replacement strips, then BD shall have the option either to comply with the foregoing replacement provisions or to terminate this Agreement and thereby release Distributor from all obligations hereunder, including all Tail Period obligations.

          (b)   Any Products ordered by Distributor during the first one-year period of this Agreement shall have a product expiration date of at least [Confidential Information—Intentionally Left Blank] from the date of shipment; any Products ordered by Distributor after the first one-year period of this Agreement shall have a product expiration date of at least [Confidential Information—Intentionally Left Blank] from the date of shipment. Products shall be subject to BD's standard return goods policy, which policy may be amended by BD in its sole discretion from time to time. Distributor shall not have the right to return Products that have expired.

        2.2    Appointment.    Subject to the terms and conditions of this Agreement, BD hereby grants Distributor a nonexclusive right during the Term to market, distribute and sell the Products only to Eligible Patients in the United States.

        2.3    Free Goods.    Subject to the terms and conditions of this Agreement, BD may, at its sole discretion, provide a number of Products to Distributor at no cost ("Free Goods"), the value of which shall be disclosed by BD to Distributor in BD's invoice or otherwise. Distributor shall only distribute and provide Free Goods (including any free meters supplied pursuant to Section 2.4 below) at no cost to Eligible Patients. BD shall not be responsible hereunder for any delay in delivery or failure to deliver caused by the occurrence of any force majeure event as described in Section 14.4 hereto.

        2.4    Free Meters.

          (a)   Notwithstanding any other provision herein, in a purchase order or in any separate agreement for Free Goods to the contrary, BD agrees that throughout the Term of this Agreement, BD shall provide and deliver to Distributor, at no cost to Distributor, the cumulative minimum quantity of BD Meters as indicated and under the conditions set forth in Exhibit B-2 and in this Section 2.4. BD shall be required to deliver all of the cumulative minimum number of free BD Meters for a Specified Date (as defined in Section 3.2(a)) by or prior to such Specified Date, as determined by Distributor in its sole discretion. [Confidential Information—Intentionally Left Blank].

          (b)   BD shall also advance the delivery of free BD Meters such that BD delivers free BD Meters in a cumulative amount higher than required under Exhibit B-2 by a Specified Date ("Advance Meters"), provided that Distributor also commits to purchase BD Strips in excess of the cumulative minimum number of boxes at the same Specified Date required under Exhibit B-2 [Confidential Information—Intentionally Left Blank] if Distributor desires to obtain Advance Meters from BD, then Distributor shall indicate such quantity of Advance Meters in a rolling forecast submitted to BD as described below. No later than the fifteenth day of any calendar month during the Term, Distributor shall provide BD with a rolling six-month forecast of its requirements for the Advance Meters and Advance BD Strips broken down by catalogue number. Each forecast shall constitute (i) a firm, binding obligation (the "Binding Forecast") on the part of Distributor to purchase its estimated monthly requirement for each of the first three (3) months of such forecast for Advance BD Strips and (ii) a non-binding estimate of its requirements for Advance BD Meters and Advance BD Strips for the last three (3) months of such forecast. Any such rolling forecast provided by Distributor hereunder shall be accompanied by a purchase order for Distributor's forecasted requirement for Advance Meters and Advance BD Strips for the first, second and third month of any such rolling forecast; provided, however, that to the extent any calendar month covered by any such rolling forecast overlaps with a calendar month covered by a prior rolling forecast, Distributor acknowledges and agrees that the Binding Forecast for such calendar month in a rolling forecast shall be consistent with any prior Binding Forecast for the same calendar month. BD agrees to use commercially reasonable efforts to provide in advance (at the time requested in Distributor's purchase order) the number of Advance Meters set forth on the Binding Forecast; [Confidential Information—Intentionally Left Blank]. The Parties agree and acknowledge that the boxes of Advance BD Strips purchased and the number of Advance Meters provided respectively count toward and are to be included in the cumulative numbers and totals set forth regarding same on Exhibit B-2.

          (c)   Distributor shall designate in its purchase orders the number of free BD Meters needed, consistent with the terms of this Agreement, and Distributor, in its sole discretion, shall determine whether an order is for the BD Logic™ Blood Glucose Monitor or the BD Latitude™ Diabetes Management System. Except with respect to the BD Latitude™ Diabetes Management System, BD shall use its good faith efforts to deliver each free BD Meter to Distributor in a BD-branded package containing only the BD Meter, relevant instructions and a case for the BD Meter; provided, however, that no later than one (1) year after the Effective Date, such BD-branded package shall contain only the BD Meter, relevant instructions and the BD Meter case. BD shall not be obligated to provide any free of charge BD Meters above the cumulative minimum quantity at the Specified Dates set forth in Exhibit B-2, except as otherwise set forth herein.

3.     Purchase Price and Orders

        3.1    Purchase Price and Orders.

          (a)   BD shall supply and sell to Distributor and Distributor shall purchase from BD such Products in such quantities as are specified by Distributor in its purchase order. Subject to Section 3.1(b), the price of each Product shall be equal to the product of (i) the Wholesale Price for such Product, as may be changed by BD from time to time at its sole discretion, and (ii) the difference between 1 and the Allowance percentage for such Product as set forth in Exhibit B-1 attached hereto or as such Allowance may be revised for BD Strips in accordance with Section 3.1(c) or for BD Control Solution in accordance with Section 3.1(d). Distributor shall purchase quantities of Products from BD only in full case quantities.

          (b)   No Allowance shall be provided to Distributor for the following Products (the "Ineligible Products"): (i) Products received as Free Goods, (ii) Products dispensed to patients for which Distributor sought reimbursement under such patient's Pharmacy Benefit, (iii) Products provided to patients of plan sponsors or payors that have entered into a separate agreement with BD for the provision of Products, provided however, that BD has provided Distributor written notice of the plan sponsor or payor prior to Distributor delivering Products to the patient covered by such plan sponsor or payor, (iv) Products not purchased directly from BD under the terms and conditions of this Agreement, (v) Products that are not sold to Eligible Patients, or (vi) Products that are not documented in accordance with the Audit Trail Documentation requirements. In the event BD determines that Distributor received an Allowance for any Ineligible Product, BD shall notify Distributor of such event and Distributor shall pay BD within thirty (30) days after receipt of such notice from BD an amount equal to the Products Price Adjustment.

[Confidential Information—Intentionally Left Blank]

        3.2    Purchase of BD Strips.

          (a)   Distributor acknowledges and agrees that it shall purchase from BD at least [Confidential Information—Intentionally Left Blank] of BD Strips during the Term of this Agreement. In fulfilling the foregoing purchase obligation, Distributor shall purchase from BD at least the cumulative minimum number of [Confidential Information—Intentionally Left Blank] of BD Strips as of the dates set forth on Exhibit B-2 attached hereto (the "Specified Dates"). Provided that

  Distributor is not in default of its cumulative purchase obligation, BD shall provide at least the cumulative minimum number of BD Meters free of charge to Distributor as of the dates set forth on Exhibit B-2, subject to Section 2.4 hereof.

          (b)   Provided that BD supplies at least the cumulative minimum number of BD Meters free of charge to Distributor as is required hereunder, if Distributor has not purchased the requisite number of boxes of BD Strips as of any of the Specified Dates (a "Default"), Distributor shall have the right to cure such Default by purchasing the remaining number of boxes of BD Strips that was required to have been cumulatively purchased ("BD Strip Purchase Shortfall") within thirty (30) days after the Specified Date (the "Cure Right"). If the Default is not cured by Distributor through use of the Cure Right, then BD may, in addition to any of its rights it may have under law or this Agreement, at its option invoice Distributor for the remaining number of boxes of BD Strips that was required to have been cumulatively purchased by the applicable Specified Date, for which Distributor will be obligated to settle in full and Distributor shall have the option to take delivery of the BD Strips upon invoicing or at a future date not beyond the end of the Term. Should BD elect this option and Distributor settles such invoices in full, then Distributor will have been deemed to have met the cumulative minimum number [Confidential Information—Intentionally Left Blank] of BD Strips as of the Specified Date. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that Distributor may terminate this Agreement at any time after Distributor has purchased and fully paid for [Confidential Information—Intentionally Left Blank] boxes of BD Strips under this Agreement.

        3.3    Medicare Adjustments to Reimbursement.

          (a)    Adjustments to Blood Glucose Strip Pricing

            (i)    Adjustments Based on Nationwide Average Fee.    The Nationwide Average Fee for Blood Glucose Strips shall be recalculated on the first day of each calendar quarter during the entire Term and Tail Period.

[Confidential Information—Intentionally Left Blank]

    Any rebate that may result from the recalculation of the Nationwide Average Fee for Blood Glucose Strips each calendar quarter shall apply on purchases of BD Strips by Distributor from the day of the recalculation forward until such future recalculations may adjust or eliminate the rebate in the future. Any rebate due to Distributor for a particular month shall be credited by BD against Distributor's account within thirty (30) days following the end of the month.

            (ii)    Extension of Term in Case of Prevalence of Competitive Bidding.    At any time, if in the aggregate, States accounting for in excess of ten percent (10%) of the Population of the United States of America, as set forth in Exhibit E, are excluded from the calculation of the Nationwide Average Fee for Blood Glucose Strips due to competitive bidding or another location-specific initiative resulting in a change in the Medicare reimbursement methodology for blood glucose strips, the Term of this Agreement shall be extended for an additional eighteen (18) months so that Distributor will have an additional eighteen (18) months to meet its obligations to purchase BD Strips hereunder.

4.     Terms

        4.1    Invoice Terms.    BD shall invoice Distributor for the Products sold to and purchased by Distributor on or after the date of shipment thereof. The invoice for the Products sold to Distributor shall include the number of Free Goods, if any, provided or to be provided by BD in connection with the sale of such Products and the value of such Free Goods. [Confidential Information—Intentionally Left Blank]. All payments made by Distributor hereunder shall be in U.S. dollars. Payment for any Products delivered hereunder, and acceptance of such payment, shall be without prejudice to any rights Distributor or BD, as applicable, may have under this Agreement. [Confidential Information—Intentionally Left Blank].

        4.2    Delivery Terms.

          (a)   BD shall use commercially reasonable efforts to maintain sufficient inventory of Products to fill Distributor's purchase orders for the Products. BD shall use commercially reasonable efforts to promptly deliver Products to Distributor as is necessary for Distributor to operate its distribution business. BD shall not be responsible hereunder for any delay in delivery or failure to deliver caused by the occurrence of any force majeure event as described in Section 14.4 hereto.

          (b)   The delivery terms for Products shipped by BD to Distributor shall be F.O.B. (as such term is used in Article 2, Part 3 of the UCC) BD's distribution centers located in the United States. BD shall pay all ground transportation, freight and insurance costs of delivery for Products that are shipped by BD hereunder. Title and risk of loss shall pass to Distributor upon delivery of the Products to the Distributor. BD may make partial shipments of Distributor's orders, which will be separately invoiced with different payment dates.

          (c)   At the time of shipment by BD, all Products shall be of merchantable quality, for purposes of Section 301(a) of the Federal Food, Drug and Cosmetic Act (the "Act"). BD guarantees that each article of Product(s) will not, on the date of shipment by BD, be adulterated or misbranded within the meaning of the Act, or within the meaning of any applicable state or municipal law in which the definitions of "adulteration" and "misbranding" are substantially the same as those contained in the Act, as such laws are effective at the time of shipment, and will not be an article which may not under the provisions of Sections 404 or 505 of the Act be introduced into interstate commerce.

        4.3    Contrary Terms.    The terms and conditions of each order shall be as provided by this Agreement, and to the extent any purchase order, invoice or acknowledgment form used by Distributor or BD contains any provisions which are in addition or contrary to the provisions of this Agreement (other than order quantities and information as to the discount represented by any other forms of consideration, including, without limitation, Free Goods, made available by BD), such additional or contrary provision shall have no force or effect and the terms of this Agreement shall govern.

        4.4    Credit Terms/No Credit Limit.    BD agrees that during the Term and Tail Period hereof, BD shall grant the Distributor a credit limit adequate to support the level of purchases by Distributor; provided however, that Distributor keeps its account with BD current.

5.     Representations, Warranties, Covenants and Obligations

        5.1    Sale of Products.

          (a)   Distributor shall sell the Products only to Eligible Patients with a Medical Benefit (and for whom such benefit shall be the basis for Distributor's reimbursement) for the Eligible Patient's Own Use and not to other distributors and other distribution channels, including, without limitation, retail, long term care, home health care agencies, clinics, other Third Parties, physicians and pharmacies. In the event Distributor breaches this Section 5.1(a), Distributor shall pay BD an amount equal to the Products Price Adjustment (as defined in Section 5.8(a)) for such Products that were sold in breach of this Section 5.1(a).

          (b)   Distributor shall treat the Products equally to other competitive products and supplies made available by Distributor to Eligible Patients. The Distributor shall not counter-detail the Products for other competitive products. During the Term of this Agreement and the Tail Period, Distributor shall not participate in or initiate any exchange, trade-out programs or switch programs for any competitive product or any other program that switches a Product for a competitive product, unless specifically requested or authorized, either orally or in writing, by the Eligible Patient or his or her physician during the Term of this Agreement or the Tail Period. The "Tail Period" shall mean the eighteen (18) month period directly following the termination or expiration of this Agreement. All price terms (including without limitation Section 3.3) and delivery terms in effect during the Term of this Agreement with respect to Products shall also be applicable for Products purchased and distributed by Distributor during the Tail Period. The Parties agree that these Tail Period provisions shall only apply with respect to Eligible Patients who receive Products from Distributor during the Term and who continue to order Products from Distributor after the expiration or termination of this Agreement. These Tail Period provisions shall not apply to individuals who become new patients or customers of Distributor after the expiration or termination hereof or who switch to BD Products after the expiration or termination of the Term.

          (c)   Distributor shall not display, advertise or promote the net purchase price or Allowances of the Products received from BD.

          (d)   Distributor shall not submit requests for Allowances on any Product not purchased directly from BD.

          (e)   Distributor shall establish its own sales price for the Products it sells to Eligible Patients.

        5.2    Medicare and Medicaid.    Distributor shall be a party to participation agreements with the Centers for Medicare and Medicaid Services with respect to accepting assignment for Medicare reimbursement and agrees to perform its obligations under such agreements. As such, Distributor agrees, with respect to the Products covered by Medicare, to accept Medicare/Medicaid assignment, process the Medicare paperwork on behalf of the Eligible Patient and accept eighty-percent (80%) of the authorized Medicare reimbursement and bill for the remaining twenty-percent (20%) directly to Eligible Patients or a supplementary insurance provider, subject to hardship exceptions in compliance with applicable laws. Distributor shall also, if making claims for reimbursement of Products under the Medicaid program, enter into participation agreements with state Medicaid agencies and abide by their terms.

        5.3    Qualified Plan Sponsor.

          (a)   Distributor may be a party to agreements with a Qualified Plan Sponsor as a provider for diabetes products and ancillary supplies under such Qualified Plan Sponsor's Medical Benefit to Eligible Patients and agrees to perform its obligations under such agreements. Distributor agrees to accept the contracted reimbursement from the Qualified Plan Sponsor for the provision of the Products, process the Medical Benefit claim paperwork on behalf of the Eligible Patients and collect any co-payment or coinsurance payment that is due from any Eligible Patient.

          (b)   Distributor shall provide BD, within fifteen (15) days after the end of each quarter of each Contract Year, an updated list of Qualified Plan Sponsors (if any) in a format mutually agreeable to both Parties.

          (c)   Distributor shall provide BD upon the execution of this Agreement with a list of any such payors in an electronic format mutually agreeable to both Parties which payors shall, subject to BD's approval, be deemed Qualified Plan Sponsors. Distributor may revise this list from time to time with the prior written approval of BD, which approval shall not be unreasonably withheld. In the event Distributor desires to add a new payor to Exhibit C for the next consecutive month, Distributor shall submit to BD a written request to add a new payor to Exhibit C no later than thirty (30) days prior to the beginning of the next consecutive month. Upon written approval from BD, such additional payor shall be deemed a Qualified Plan Sponsor under this Agreement and shall then be eligible for Allowances on the Products. If BD does not provide a written approval or denial to Distributor within two (2) weeks after receipt of Distributor's written request, then BD shall be deemed to have approved Distributor's written request.

          (d)   BD shall have the right to disallow, on a reasonable basis, any Qualified Plan Sponsor listed on Exhibit C upon sixty (60) days prior written notice to Distributor. In the event that BD provides written notice to disallow a Qualified Plan Sponsor, BD shall provide an explanation of the reason for the disallowance.

        5.4    Patient Support Services.    Distributor shall provide to Eligible Patients the Patient Compliance and Persistency Program and Services set forth set forth on Exhibit D attached hereto, which services shall be provided by Distributor's trained customer service representatives.

        5.5    Free Goods.    Distributor shall not bill any Third Party or charge any Eligible Patient for Free Goods received from BD. In addition, Distributor and the Eligible Patients shall not be eligible for any BD mail-in rebates or trade-in offers associated with any Product. Distributor represents and warrants that Free Goods provided under this Agreement shall be provided only to Eligible Patients.

        5.6    Medicare and Medicaid.    Each Party represents and warrants that it has not been excluded from participation in Title XVIII (Medicare) and Title XIX (Medicaid) or other federal or state health insurance programs, nor has such Party been sanctioned in any way by any federal or state health care programs. If any such programs initiate action to exclude or sanction a Party, written notice shall be sent to the other Party within ten (10) days of receipt of notice of such action.

        5.7    Audit Trail Documentation.

          (a)   Distributor shall provide BD within sixty (60) days after the end of each quarter of each Contract Year documentation, as described below, for all Products that were sold or provided by Distributor to Eligible Patients during such quarter in a format mutually agreeable to both Parties (the "Audit Trail Documentation"). The Audit Trail Documentation shall include the following information: (i) an invoice or transaction number that is unique to an unidentified Eligible Patient developed by Distributor that via an audit conducted by BD can directly link the sale of Products to such Eligible Patient and submission of a reimbursement request under such patient's Medical Benefit to a Third Party, (ii) the number of Products sold, (iii) the quantity of Products sold, (iv) the date of sale, and (v) evidence of submission of the request for reimbursement to a Third Party under a Medical Benefit. Distributor shall maintain the accuracy and integrity of all Audit Trail Documentation, and the Audit Trail Documentation shall be made available to BD pursuant to an audit as outlined in Section 5.8 below.

          (b)   With respect to any quarter of any Contract Year, in the event (i) BD determines that the Audit Trail Documentation for such quarter provided by Distributor does not validate the sale of Products to Eligible Patients or for the Eligible Patient's Own Use or (ii) Distributor fails to provide BD the Audit Trail Documentation for such quarter within sixty (60) days after the end of such quarter, Distributor shall pay BD within thirty (30) days of receipt of notice from BD an amount equal to the Products Price Adjustment for all Products purchased by Distributor during such quarter of such Contract Year; provided, however, that Distributor shall have the right in good faith to dispute any negative determination made by BD pursuant to Section 5.7(b) and, in the event of such dispute, the Parties shall, within thirty (30) days after Distributor's receipt of

  BD's notice, provide documentation to each other supporting their respective determinations and use their good faith efforts, within such thirty (30) day time period, to resolve such dispute.

          (c)   If so required by BD, Distributor shall subscribe to NDC Health so as to report all Product sales in a manner and format mutually agreed upon by Distributor and NDC Health, for subsequent reporting to BD on each quarter of each Contract Year. BD shall pay all costs and expenses associated with this requirement.

        5.8    Audit.    Upon at least fourteen (14) business days prior notice provided by BD to Distributor, BD shall have the right during normal business hours to perform random audits of Distributor's records relating to Products sold under this Agreement, including, invoices and other books and records of Distributor to determine whether Products have been sold in compliance with Sections 5.1(a) and 5.5, and whether any Allowance has been issued to Distributor for Ineligible Products. At BD's option, BD may select an independent certified public accountant reasonably acceptable to Distributor to conduct such audit. For audits conducted at the Distributor's site, an auditor or BD representative shall only have access to those invoices, records, Eligible Patient scrambled unique identifiers, and other documentation that do not contain individually identifiable health information as defined in the federal health care privacy regulation, 45 C.F.R. part 160 and 164, in order to verify that the Products were sold in compliance with Sections 5.1(a) and 5.5, Allowances were not issued to Distributor for Ineligible Products, and that Distributor is fully performing within the terms and conditions of this Agreement. If the audit discloses any Product that was sold in violation of Section 5.1(a) or 5.5 ("Non-Qualifying Products") and/or any Allowance that was issued to Distributor for Ineligible Products, BD shall immediately notify Distributor of same, and Distributor shall have the right and option to conduct its own audit by selecting an independent certified public accountant reasonably acceptable to BD to conduct another audit. If BD's auditor and Distributor's auditor disagree as to whether any such violations have occurred, then such auditors shall mutually agree upon a third auditor, and such third auditor's findings shall be binding on the Parties. If a determination is made that any such violations have occurred, Distributor shall pay BD, within thirty (30) days of notice of such determination, an amount equal to the Products Price Adjustment. The fees and expenses of an audit requested by BD pursuant to this Section 5.8 shall be borne by BD. Distributor shall pay the fees and expenses of any audit conducted by it under this Section, and the Parties shall split the costs and expenses of any third auditor retained pursuant to the provisions of this Section.

          (a)   With respect to any Non-Qualifying Product or Ineligible Product, the "Products Price Adjustment" shall be equal to the difference between (i) the product of (A) the aggregate number of Non-Qualifying Products and Ineligible Products purchased and paid by Distributor and (B) the Wholesale Price of such Non-Qualifying Products and Ineligible Products plus [Confidential Information—Intentionally Left Blank] and (ii) the aggregate price actually paid by Distributor and received by BD from Distributor for such Non-Qualifying Products and Ineligible Products taking into account any Allowance issued to Distributor for such Non-qualifying Products and Ineligible Products.

        5.9    Compliance with Laws.    Each Party shall comply with all applicable federal, state and local laws and regulations in fulfilling its obligations under this Agreement.

6.     Trademarks and Labeling

        6.1    Trademarks on Products.    The Trademarks of BD shall appear on the Products and the packaging of the Products.

        6.2    Permitted Uses.

          (a)    General.    Distributor may use the names, trademarks, service marks, logos and related designs or trade names ("Trademarks") of BD on the Products to be distributed by Distributor under this Agreement; provided, however, that such use of BD's Trademarks (i) shall be limited to the extent deemed reasonably necessary by Distributor for the advertising, marketing, distribution and sale of the Products under this Agreement and (ii) shall not give rise to any rights of Distributor in the Trademarks of BD. Distributor acknowledges and agrees that the Trademarks of BD are the sole and exclusive property of BD, and that Distributor's use of the Trademarks of BD and all goodwill associated therewith shall inure to BD's benefit. Distributor shall not challenge BD's ownership of its Trademarks and BD expressly retains all rights to use and to license third parties to use its Trademarks. In no event shall Distributor register, attempt to register or use any Trademarks that are confusingly similar to or which constitute an imitation of the BD Trademarks. BD acknowledges and agrees that the Trademarks of Distributor are the sole and exclusive property of Distributor, and that any use by BD of the Trademarks of Distributor and all goodwill associated therewith shall inure to Distributor's benefit. BD shall not challenge Distributor's ownership of its Trademarks and Distributor expressly retains all rights to use and to license third parties to use its Trademarks. In no event shall BD register, attempt to register or use any Trademarks that are confusingly similar to or which constitute an imitation of Distributor's Trademarks.

          (b)    Method of Use; Marketing.    Neither Party shall use the Trademarks of the other Party in a form or manner or for a subject matter that would (a) reduce the value of the latter Party's Trademarks, or (b) cause injuries to the latter Party's business or reputation. Neither Party shall use the Trademarks of the other Party in any form or manner in connection with the first Party's advertising, marketing and promotion activities which has not been previously approved in writing by the other Party. Each Party shall (i) provide to the other for the other Party's review and written approval, all advertising and promotional materials or efforts or other similar materials produced by the first Party which contain a Trademark of the Other Party prior to any planned use thereof, and such Party shall not use any such materials without the other Party's prior written consent, and (ii) comply with the other Party's policies relating to its Trademarks regarding the use and manner of its Trademarks; provided that the other Party has given the first Party prior written notice and a written copy of any such policies. In marketing and promoting the Products, Distributor shall not make any representations, warranties, guarantees or claims with respect thereto without the prior written approval of BD.

          (c)    Other Communications.    Except as expressly authorized under this Agreement, each Party shall obtain the approval of the other Party with respect to any use of the latter Party's Trademarks in any and all communications. Without the prior written consent of the other Party, neither Party shall (i) refer to itself as an authorized representative of the other Party in promotional, advertising, or other materials and (ii) release any public announcements referring to the other Party.

          (d)    Protection.    Each Party, at its own expense, shall take such action as reasonably necessary to obtain and/or preserve the other Party's right, title and interest in its Trademarks to the extent that such action is necessary to the first Party's performance of its obligations under this Agreement. Each Party shall promptly notify the other in the event that the first Party becomes aware of any actual or suspected infringement of the Trademarks owned by the other Party. The notification of such infringement shall include all details known by the first Party that would enable the other Party to investigate such infringement. Each Party shall have the exclusive discretion and right (i) to enforce any and all infringements of any of its Trademarks and (ii) to take any and all actions reasonably necessary to protect the rights granted under this Agreement.

        6.3    Labeling.    Distributor shall not remove, obscure, deface, alter, or overlay any labels, statements or other markings placed on the Products or their packaging by BD or add any additional markings to the Products or such packaging.

7.     Customer Complaints

        7.1    Customer Complaints.    BD shall be responsible for addressing Customer Complaints that it receives concerning any Product. Distributor shall transfer to BD any Customer Complaints that it receives concerning any Product. In the event Distributor receives or becomes aware of a Customer Complaint about any Product, Distributor shall be responsible for promptly (i) collecting, documenting and recording all relevant information regarding such customer complaint, (e.g., customer name, address, telephone number, date of incident, Product, reorder number, mfg code, lot control number) and a customer report of the incident, and such other information as may be reasonably warranted under the circumstances, and (ii) notifying BD of such Customer Complaint and promptly forwarding such collected information to BD. BD shall be responsible for communicating with customers regarding any Customer Complaint about any Product, unless otherwise agreed upon by both Parties during specific complaint investigation. Each Party shall provide the other Party with the telephone numbers and names of contacts for this purpose. BD shall be responsible for investigating any Customer Complaint about the Products, implementing corrective action where necessary, and responding directly to the customer about its complaint. BD shall have a toll free customer service line.

        7.2    Handling of Product.    Distributor shall handle, store and ship the Products in accordance with the instructions set forth on the Products or as otherwise provided in writing by BD. BD shall have the right, with reasonable advance notice to Distributor, to audit Distributor's facilities to ensure compliance with this Section 7.2.

8.     Regulatory Reporting

        8.1    Recalls and Adverse Events.    BD shall have the sole discretion to effect and control any recall, withdrawal, or field correction (a "Field Action") with respect to any Product. In connection with a Field Action, Distributor shall promptly respond to BD's requests for information or other assistance, including assistance in communicating with Distributor's customers, and in otherwise effecting such Field Action. Distributor shall consult with BD before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding any Field Action, and Distributor shall not issue any such press release or make any such statement or disclosure without the prior written approval of BD. In connection with any Field Action, Distributor shall appoint a single point of contact to coordinate Distributor's efforts and with whom BD may communicate with respect to the Field Action. Distributor shall not initiate any Field Action. BD shall bear all reasonable costs and expenses incurred by Distributor in connection with any such Field Action; provided, however, in the event such Field Action is due to Distributor's negligence or misconduct or to Distributor's breach of any of its covenants, obligations, representations or warranties set forth in this Agreement, the reasonable costs incurred by BD in connection with such Field Action shall be paid by Distributor. Any information of any nature obtained by either Party during any Field Action shall be deemed Confidential Information and shall be subject to the provisions of Article 13.

        8.2    Regulatory Inspection/Audit and Communications.    If a regulatory authority conducts an inspection/audit or requests information of Distributor with regard to any Product or this Agreement, Distributor agrees to cooperate with the regulatory authority. If during the inspection, observations are made by the regulatory authority that relate to any Product or this Agreement, the observations will be forwarded to BD prior to response to the regulatory authority. If a regulatory authority conducts an inspection/audit or requests information of BD with regard to this Agreement, BD agrees to cooperate with the regulatory authority. If during the inspection, observations are made by the regulatory authority that relate to this Agreement, the observations will be forwarded to Distributor prior to response to the regulatory authority.

9.     Representations and Warranties

        9.1    Mutual Representations.    Each Party hereby represents to the other Party as of the date hereof the following:

          (a)    Authorization.    Such Party has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby;

          (b)    Validity.    This Agreement constitutes the valid and binding agreement of such Party, enforceable against such Party in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles, including judicial principles affecting the availability of injunction and specific performance;

          (c)    No Conflict.    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, conflict with, or result in the breach or default under, any agreement or understanding to which such Party is bound or to which its assets are subject, or any order, ruling, injunction, decree, judgment, arbitration award or stipulation or any law, statute or regulation to which it or any of its assets are subject;

          (d)    Approvals.    Such Party has obtained all corporate, third party and governmental approvals, if any, which are necessary to enter into this Agreement and carry out the transactions contemplated hereby; and

          (e)    Adverse Proceedings.    There are no proceedings, claims or actions asserted against such Party by any third parties with respect to the subject matter of this Agreement that would adversely affect or otherwise materially interfere with such Party's performance of its obligations under this Agreement, nor is such Party aware of a reasonable basis for a third-party asserting such a claim now or in the future.

10.   Regulatory Issues

        (a)   If Distributor sells to an Eligible Patient who claims coverage under a federal health care program, including, but not limited to, the Medicare or Medicaid programs, Distributor recognizes that any Allowances, Free Goods or other price reductions issued by BD to Distributor under this Agreement may constitute a discount under Section 1128B(b)(3)(A) of the Social Security Act, as amended, 42 U.S.C. §1320a-7b(b)(3)(A) (the "Anti-Kickback Statute"). Accordingly, Distributor agrees, to the extent it may be required, to properly disclose and appropriately reflect the Allowance or other reduction in price in any costs claimed or charges made to governmental health care programs or their agents that require such disclosure, including, without limitation, Medicare, Medicaid, and other federal or state health coverage programs or their agents. Distributor shall retain all information regarding Allowances, Free Goods or other price reduction and make such information available to Medicare, Medicaid or other governmental health care programs or their agents in compliance with the discount disclosure requirement.

        (b)   If any federal law or regulation changes or is interpreted in such a way as to call into question this Agreement's compliance with the Anti-Kickback Statute, BD and Distributor will promptly take all necessary steps to bring the requirements of this Agreement into compliance with the Anti-Kickback Statute as so amended or interpreted, subject to Section 12.2(g) hereof.

11.   No Special Damages

        Notwithstanding anything in this agreement to the contrary, in no event shall either Party be liable to the other Party for any incidental, indirect, special or consequential damages in connection with or arising out of this Agreement, including without limitation, loss of profits or revenues, whether arising in contract (including without limitation breach of contract or breach of warranty), in tort (including without limitation negligence and strict liability), or any other theory of relief, even if informed of the possibility of such damages and even if as a result any remedy arising hereunder or under applicable law fails of its essential purpose, except that the foregoing limitation shall not apply to any breach of the Parties respective obligations regarding confidentiality pursuant to Section 13.

12.   Term and Termination

        12.1    Term.    Unless extended pursuant to Section 3.3(a)(ii) or Section 12.2(g), this Agreement shall continue for a period of thirty-nine (39) months following the Effective Date (the "Term"), unless otherwise terminated by the mutual consent of the Parties or by either Party pursuant to the provisions hereof.

        12.2    Termination for Cause.    Each Party may terminate this Agreement at any time upon written notice to the other Party and without prejudice to any other rights such Party may have at law or equity, upon the happening of any of the following events:

          (a)   the other Party breaches any of its obligations under this Agreement and fails to cure such breach within thirty (30) calendar days after written notice, specifying the nature of the breach and requesting that it be remedied, is given by the non-breaching Party to such other Party;

          (b)   the suspension, liquidation, dissolution or bulk sale, or notice thereof, of the other Party's business, an assignment by the other Party for the benefit of creditors, the general, continuing failure of the other Party to pay its debts when they become due;

          (c)   any filing of a voluntary or involuntary petition under the provisions of applicable bankruptcy or insolvency laws, to the extent applicable, with respect to the other Party, or any application for or appointment of a receiver for the property of the other Party, which such filing is not dismissed by such other Party within sixty (60) days of such filing;

          (d)   the other Party is enjoined from selling any Product;

          (e)   if Medicare ceases to cover or provide reimbursement for the BD Strips;

          (f)    in the event an independent third party mutually agreeable to both Parties determines that there is a significant change in the technology used in the consumer monitoring of blood glucose levels of patients with diabetes that results in the BD Strips not being competitive in the blood glucose monitoring market segment, or such third party determines that blood glucose monitoring is no longer the standard of practice in the treatment for diabetes management, both Parties shall negotiate in good faith an amendment to this Agreement mutually satisfactory to both Parties. In the event both Parties fail to mutually agree to an amendment to this Agreement, this Agreement shall terminate; or

          (g)   there is a change in federal laws or regulations, or any interpretation or policy decisions relating to such laws or regulations, that specifically relates to the provision of free blood glucose meters (either by Distributor to patients or by BD to Distributor) and the Parties fail to negotiate in good faith an amendment to this Agreement mutually satisfactory to both Parties within ninety (90) days after such change in federal laws, regulations or any interpretation or policy decisions relating to such laws or regulations; notwithstanding any provision herein to the contrary, in the event of such a change, the Parties agree to extend the Term of this Agreement by thirty-six

  (36) months to allow Distributor more time to purchase the agreed upon quantities of Products hereunder.

        12.3    Termination by BD.    BD may terminate this Agreement at any time upon written notice to Distributor and without prejudice to any other rights BD may have at law or equity, if BD, in its sole judgment, determines that the Distributor has: (i) sold Products to non Eligible Patients, (ii) sold or sought reimbursement for Free Goods (iii) collected or attempted to collect co-payments in excess of Eligible Patient's reimbursement rates from a Third Party, (iv) claimed Allowances for Products via a Pharmacy Benefit, (v) claimed Allowances for Products not purchased directly from BD under the terms and conditions of this Agreement, (vi) diverted or sold Products to other distributors, other distribution channels including, but not limited to, retail, long term care, home health care, clinics, other Third Parties, physicians, pharmacies, (vii) failed to comply with the Audit Trail Documentation requirements after BD has provided written notice of such failure to Distributor and Distributor has failed to cure same within thirty (30) days after receipt of such notice (subject to the proviso contained in Section 5.7(b)), (viii) displayed, advertised or promoted the net purchase price or Allowances of the Products from BD, or (ix) not met any current or new Medicare/Medicaid regulations or other federal, state or local requirements pertaining to this Agreement, subject to Sections 10(b) and 12.2(g) of this Agreement.

        12.4    Effect of Termination.    Upon expiration or any termination of this Agreement, the Parties shall have no further obligations to each other under this Agreement, except (i) obligations to deliver or make payment for Products pursuant to any purchase orders accepted by BD and outstanding as of the effective date of such expiration or termination, (ii) any rights, obligations or liabilities existing, accruing or arising under this Agreement prior to the effective date of such expiration or termination, and (iii) any right or obligation provided in Sections 3.1(b), 3.2(b), 5.1(b), 5.2, 5.3(a), 5.5, 5.8, 7.2, 8, 10, 11, 12.4 and 13; provided, however, that Sections 5.1(b), 5.2 and 5.3(a) shall only survive until the expiration of the Tail Period and that any and all audit rights and obligations hereunder shall survive for only eighteen (18) months after the expiration of the Tail Period.

13.   Confidentiality

        13.1    Confidential Treatment.    Except to the extent permitted by this Agreement or as otherwise agreed by the Parties in writing, at all times during the term of this Agreement and for the five (5) year period following the termination or expiration hereof with respect to non-technical (e.g., financial) Confidential Information, and five (5) year period following the termination or expiration hereof with respect to technical Confidential Information, each party agrees (a) to keep all Confidential Information received by it (the "Receiving Party") from the other party (the "Disclosing Party") confidential using the same degree of care as it exercises with its own confidential information of a similar nature, but in no event less than a reasonable degree of care; (b) not to publish or otherwise disclose Confidential Information of the Disclosing Party; and (c) not to use Confidential Information of the Disclosing Party directly or indirectly for any purpose except as set forth in this Agreement.

        13.2    Return of Information.    The Receiving Party shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party upon the termination of this Agreement or upon receipt of a written request therefor from the Disclosing Party, without retaining any copy thereof, except that the Receiving Party's counsel may retain one (1) archival copy of the same solely for purposes of determining such party's rights and obligations under this Article 13.

        13.3    Remedies.    Each party acknowledges that any breach of any of its obligations under this Article 13 may cause irreparable harm and significant injury to the Disclosing Party to an extent that may be extremely difficult to measure. Accordingly, the Receiving Party agrees that the Disclosing Party will have, in addition to any other rights or remedies available to it at law or in equity, the right to seek injunctive relief to enjoin any breach of this Article 13.

14.   Miscellaneous

        14.1    Notices.    All notices under this Agreement shall be in writing, and if to BD, shall be sufficient for all purposes if delivered in person, via telecopy or sent by registered mail to BD at:

    Becton, Dickinson and Company
    1 Becton Drive
    Franklin Lakes, NJ 07417
    Telecopy Number: 201-847-5147
    Attn: President, Diabetes HealthCare

    with copies to:

    Becton, Dickinson and Company
    1 Becton Drive
    Franklin Lakes, NJ 07417
    Telecopy Number: 201-848-9228
    Attn: General Counsel

and if to Distributor, shall be sufficient if delivered in person, via telecopy or sent by registered mail to Distributor at:

    United States Pharmaceutical Group, LLC
    13650 NW 8th Street
    Suite #109
    Sunrise, FL 33325
    Telecopy Number: 954-903-5008
    Attn: Glenn Parker, Chief Executive Officer

    With copies to:

    McDermott, Will & Emery
    201 South Biscayne Boulevard
    Suite 2200
    Miami, Florida 33131
    Telecopy Number: 305-347-6500
    Attn: Ira J. Coleman, Esq.

or at any such telecopy number or address as any Party may hereinafter specify in a written notice to the other. All notices hereunder shall be deemed given when received by the recipient (if delivered in person), when confirmation of receipt is received (if sent by telecopy) or three (3) business days after being mailed by the sender (if sent by registered mail).

        14.2    No Agency, Joint Venture, Partnership.    In performing their respective obligations hereunder, each of the Parties will operate as, and have the status of, an independent contractor and will not act as or be an agent, partner, co-venturer or employee of the other Party. Neither Party shall represent itself to be, or otherwise conduct itself as, an agent of the other Party and nothing contained in this Agreement shall be construed to give either Party the power to direct or control the day-to-day activities of the other or create or assume any obligation on behalf of the other. This Agreement does not create a partnership or joint venture between the Parties.

        14.3    Assignment.    This Agreement is non-transferable and may not be assigned by any Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Any attempt by any Party to assign or transfer any rights or obligations under this Agreement other than in accordance with the terms hereof shall be void. Subject to the foregoing, the provisions of this Agreement shall apply to and bind the successors and permitted assigns of the Parties. Upon a permitted assignment of this Agreement, all references to the assigning Party herein shall be deemed references to the assignee.

        14.4    Force Majeure.    Each Party shall be excused from any delay or failure in performance hereunder (except for the payment of money) caused by fires, floods, earthquake, other acts of God, accidents, explosions, equipment or machinery breakdown, sabotage, strikes or other labor disturbances (regardless of the reasonableness of the demands of labor), riots, invasions, war, insurrections, embargoes, blockages, regulations or orders of any government, agency or subdivision thereof, shortages of labor, fuel, power, supplies or raw materials, inability to obtain or delays of transportation facilities, utility or communication failures, or any other cause (whether similar or dissimilar to the foregoing) beyond the reasonable control of such Party. The obligations and rights of the Party so excused shall be extended on a day-to-day basis for the period of time equal to that of the underlying cause of the delay; provided that such Party shall give notice of such force majeure event to the other Party and cure such delay as soon as reasonably possible.

        14.5    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to conflicts of laws principles thereof. The Parties hereby consent and submit themselves for the sole purpose of this Agreement and any controversy arising hereunder to the jurisdiction of the state and federal courts located in the State of New Jersey and any courts of appeal therefrom, and waive any objection on the grounds of lack of jurisdiction (forum non conveniens or otherwise) to the exercise of such jurisdiction over it by any such courts.

        14.6    Entire Agreement.    This Agreement shall cancel and supersede all previous agreements and understandings between the Parties relating to any matter covered by this Agreement, and this Agreement, including the exhibits, schedules or other attachments hereto and referenced herein, shall constitute the entire agreement of the Parties.

        14.7    Headings.    The headings used herein are for ease of reference only and are not to be used in the interpretation or construction of this Agreement.

        14.8    Amendments.    The provisions of this Agreement shall not be extended, varied, changed, modified or supplemented other than by agreement in writing signed by the Parties hereto.

        14.9    Severability.    If and to the extent any court of competent jurisdiction shall hold any provision (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement, and the Parties shall negotiate, in good faith, a substitute, valid and enforceable provision that most nearly reflects the Parties' intent in entering into this Agreement.

        14.10    Waivers.    The failure of a Party hereto to enforce any provision of this Agreement or any rights with respect thereto or to exercise any election provided for herein, shall in no way be considered a waiver of such provision, rights or elections or in any way affect the validity of this Agreement. No term or provision hereof shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the Party claimed to have so waived or consented.

        14.11    Counterparts.    This Agreement may be executed in two or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.

        14.12    Press Release.    Except as may otherwise be required by law, no Party shall make any press release or other public announcements with respect to this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, each of the parties hereto has caused this Distribution Agreement to be executed on its behalf by its duly authorized representative as the date first above written.

BECTON, DICKINSON AND COMPANY
By:	/s/ GARY M. COHEN
Name:	Gary M. Cohen
Title:	President, BD Medical
UNITED STATES PHARMACEUTICAL GROUP, LLC
By:	/s/ GLENN M. PARKER
Name:	Glenn M. Parker
Title:	CEO

EXHIBIT A

PRODUCTS

PRODUCT	NDC NUMBER
BD Logic™ Blood Glucose Monitor	08290-3220-25
BD Latitude™ Diabetes Management System	08290-3220-26
BD Test Strips™ 50's	08290-3220-27
BD Control Solution. 4ml	08290-3220-28
BD Lancet Device	08290-3257-75
BD Ultra-Fine™ II Lancets, 100's	08290-3257-73
BD Ultra-Fine™ 33 Lancets, 100's	08290-3220-65
BD Ultra-Fine™ Pen Needles 29Gx12.7mm	08290-3282-03
BD Ultra-Fine™ Pen Needles 31Gx8mm	08290-3201-09
BD Ultra-Fine™ Pen Needles 31Gx5mm	08290-3201-19
BD Micro-Fine™ IV Syringes 1cc	08290-3282-81
BD Micro-Fine™ IV Syringes 3/10cc	08290-3282-83
BD Micro-Fine™ IV Syringes 1/2cc	08290-3282-82
BD Ultra-Fine™ Syringes 1cc	08290-3282-78
BD Ultra-Fine™ Syringes 3/10cc	08290-3282-80
BD Ultra-Fine™ Syringes 1/2cc	08290-3282-79
BD Ultra-Fine II™ Short Syringes 1cc	08290-3282-89
BD Ultra-Fine II™ Short Syringes 3/10cc	08290-3282-91
BD Ultra-Fine II™ Short Syringes 1/2cc	08290-3282-90
BD Ultra-Fine II™ Short 1/2 Unit Syringe	08290-3284-40

EXHIBIT B-1

ALLOWANCE

PRODUCT	NDC NUMBER	Allowance
BD Logic™ Blood Glucose Monitor	08290-3220-25	[Confidential Information—Intentionally Left Blank]
BD Latitude™ Diabetes Management System	08290-3220-26	[Confidential Information—Intentionally Left Blank]
BD Test Strips™ 50's	08290-3220-27	[Confidential Information—Intentionally Left Blank]
BD Control Solution 4ml	08290-3220-28	[Confidential Information—Intentionally Left Blank]
BD Lancet Device	08290-3257-75	[Confidential Information—Intentionally Left Blank]
BD Ultra-Fine™ II Lancets, 100's	08290-3257-73	[Confidential Information—Intentionally Left Blank]
BD Ultra-Fine™ 33 Lancets, 100's	08290-3220-65	[Confidential Information—Intentionally Left Blank]
BD Ultra-Fine™ Pen Needles 29Gx12.7mm	08290-3282-03	[Confidential Information—Intentionally Left Blank]
BD Ultra-Fine™ Pen Needles 31Gx8mm	08290-3201-09	[Confidential Information—Intentionally Left Blank]
BD Ultra-Fine™ Pen Needles 31Gx5mm	08290-3201-19	[Confidential Information—Intentionally Left Blank]
BD Micro-Fine™ IV Syringes 1cc	08290-3282-81	[Confidential Information—Intentionally Left Blank]
BD Micro-Fine™ IV Syringes 3/10cc	08290-3282-83	[Confidential Information—Intentionally Left Blank]
BD Micro-Fine™ IV Syringes 1/2cc	08290-3282-82	[Confidential Information—Intentionally Left Blank]
BD Ultra-Fine™ Syringes 1cc	08290-3282-78	[Confidential Information—Intentionally Left Blank]
BD Ultra-Fine™ Syringes 3/10cc	08290-3282-80	[Confidential Information—Intentionally Left Blank]
BD Ultra-Fine™ Syringes 1/2cc	08290-3282-79	[Confidential Information—Intentionally Left Blank]
BD Ultra-Fine II™ Short Syringes 1cc	08290-3282-89	[Confidential Information—Intentionally Left Blank]
BD Ultra-Fine II™ Short Syringes 3/10cc	08290-3282-91	[Confidential Information—Intentionally Left Blank]
BD Ultra-Fine II™ Short Syringes 1/2cc	08290-3282-90	[Confidential Information—Intentionally Left Blank]
BD Ultra-Fine II™ Short 1/2 Unit Syringe	08290-3284-40	[Confidential Information—Intentionally Left Blank]

EXHIBIT B-2

PURCHASE OF BD TEST STRIPS

        By each date indicated below, Distributor shall purchase the cumulative minimum number of boxes of 50 units of BD Strips and BD shall provide Distributor the cumulative minimum number of BD Meters at no charge as set forth below, subject to the terms of Section 2.4 of this Agreement.

SPECIFIED DATE	CUMULATIVE MINIMUM NUMBER OF BOXES	CUMULATIVE MINIMUM NUMBER OF BD METERS
[Confidential Information—Intentionally Left Blank]	[Confidential Information—Intentionally Left Blank]	[Confidential Information—Intentionally Left Blank]
[Confidential Information—Intentionally Left Blank]	[Confidential Information—Intentionally Left Blank]	[Confidential Information—Intentionally Left Blank]
[Confidential Information—Intentionally Left Blank]	[Confidential Information—Intentionally Left Blank]	[Confidential Information—Intentionally Left Blank]
[Confidential Information—Intentionally Left Blank]	[Confidential Information—Intentionally Left Blank]	[Confidential Information—Intentionally Left Blank]
[Confidential Information—Intentionally Left Blank]	[Confidential Information—Intentionally Left Blank]	[Confidential Information—Intentionally Left Blank]
[Confidential Information—Intentionally Left Blank]	[Confidential Information—Intentionally Left Blank]	[Confidential Information—Intentionally Left Blank]
[Confidential Information—Intentionally Left Blank]	[Confidential Information—Intentionally Left Blank]	[Confidential Information—Intentionally Left Blank]

EXHIBIT C

QUALIFIED PLAN SPONSORS

Plan Name	Address	Contact Name	Model Type	Eligible # Patients

EXHIBIT D

PATIENT COMPLIANCE AND PERSISTENCY PROGRAM AND SERVICES

  •
  Provide educational materials and related literature to Eligible Patients on instruction and proper use of Products, as requested by patients.

  •
  Provide training on the appropriate use of BD Logic™ and BD Latitude™ products as requested by patients.

  •
  Provide information directly to Eligible Patients on the importance of maintaining normal blood glucose levels, from time to time.

  •
  Maintain on file all physician orders for each Eligible Patient that illustrates the frequency of blood glucose testing only as required by Medicare.

EXHIBIT E

Population of the United States of America
and
Base Nationwide Average Fee for Blood Glucose Strips 50's HCPCS Code A4253

	(a)		(c)	(b) × (c)
	July 1, 2002 Population Estimate for 65 and Older	(b)	August 28, 2003 DMEPOS Fee Schedule	Base Nationwide Average Fee for Blood Glucose Strips
State		State's Percent of Total U.S. Population Estimate for 65 and Older
Alabama	588,542	1.65%	$38.51	$0.64
Alaska	39,200	0.11%	36.10	0.04
Arizona	701,243	1.97%	36.17	0.71
Arkansas	376,387	1.06%	38.51	0.41
California	3,716,836	10.44%	38.51	4.02
Colorado	434,472	1.22%	32.73	0.40
Connecticut	472,314	1.33%	38.51	0.51
Delaware	105,488	0.30%	35.86	0.11
District of Columbia	68,534	0.19%	38.51	0.07
Florida	2,854,838	8.02%	38.51	3.09
Georgia	813,652	2.29%	35.50	0.81
Hawaii	166,910	0.47%	38.60	0.18
Idaho	151,141	0.42%	34.70	0.15
Illinois	1,499,249	4.21%	38.51	1.62
Indiana	757,451	2.13%	34.05	0.72
Iowa	432,785	1.22%	38.51	0.47
Kansas	355,094	1.00%	32.89	0.33
Kentucky	509,476	1.43%	37.38	0.53
Louisiana	520,446	1.46%	38.51	0.56
Maine	186,383	0.52%	38.51	0.20
Maryland	616,699	1.73%	38.51	0.67
Massachusetts	863,695	2.43%	38.51	0.93
Michigan	1,231,920	3.46%	38.51	1.33
Minnesota	601,741	1.69%	36.01	0.61
Mississippi	346,251	0.97%	38.51	0.37
Missouri	757,197	2.13%	32.73	0.70
Montana	122,806	0.34%	35.87	0.12
Nebraska	232,134	0.65%	33.06	0.22
Nevada	240,255	0.67%	33.76	0.23
New Hampshire	152,577	0.43%	38.51	0.17
New Jersey	1,121,197	3.15%	38.51	1.21
New Mexico	221,454	0.62%	33.14	0.21
New York	2,473,510	6.95%	38.51	2.68
North Carolina	998,391	2.80%	33.22	0.93
North Dakota	94,076	0.26%	34.69	0.09
Ohio	1,513,372	4.25%	38.31	1.63
Oklahoma	460,459	1.29%	32.73	0.42
Oregon	443,968	1.25%	38.51	0.48
Pennsylvania	1,908,962	5.36%	38.51	2.06
Rhode Island	152,286	0.43%	35.87	0.15
South Carolina	503,256	1.41%	38.51	0.54
South Dakota	108,322	0.30%	35.40	0.11
Tennessee	719,177	2.02%	38.51	0.78
Texas	2,152,896	6.05%	34.55	2.09
Utah	199,041	0.56%	38.51	0.22
Vermont	79,241	0.22%	38.51	0.09
Virginia	817,441	2.30%	38.51	0.88
Washington	677,532	1.90%	34.80	0.66
West Virginia	275,974	0.78%	38.51	0.30
Wisconsin	706,418	1.98%	35.57	0.71
Wyoming	59,222	0.17%	37.44	0.06

Total United States	35,601,911	100.00%	$37.22

(a)
issued by the United States Census Bureau

QuickLinks

  Exhibit 10.8
MEDICAL BENEFIT DISTRIBUTION AGREEMENT
EXHIBIT A
EXHIBIT B-1
EXHIBIT B-2
EXHIBIT C
EXHIBIT D
EXHIBIT E